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                                   EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

                                                           NINE MONTHS ENDED           THREE MONTHS ENDED
                                                      ------------------------------------------------------
                                                              SEPTEMBER 30,                SEPTEMBER 30,
                                                           2000           1999         2000            1999
                                                      ------------------------------------------------------
INCOME
Net income                                             $2,099,341      $1,790,676   $  701,210   $  610,314
Less: preferred stock dividend requirements             1,350,675       1,350,675      450,225      450,225
-----------------------------------------------------------------------------------------------------------
Net income applicable to common stock                  $  748,666      $  440,001   $  250,985   $  160,089

SHARES
Weighted average number of common shares outstanding       22,077          22,077       22,077       22,077

NET INCOME PER SHARE                                   $    33.91      $    19.93   $    11.37   $     7.25

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